Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Viking Holdings Ltd

(Exact Name of Registrant as Specified in its Memorandum of Association)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Ordinary shares, par value $0.01 per share	Rule 457(a)	60,950,000(1)	$25.00	$1,523,750,000.00(3)	0.00014760	$224,905.50

Fees Previously Paid	Equity	Ordinary shares, par value $0.01 per share	Rule 457(a)	50,600,000(2)	$25.00	$1,265,000,000.00(4)	0.00014760	$186,714.00

Total Offering Amounts						$1,523,750,000.00		$224,905.50

Total Fees Previously Paid								$186,714.00

Total Fee Offsets

Net Fee Due								$38,191.50

(1)

Includes 7,950,000 shares of ordinary shares, par value $0.01 per share, of Viking Holdings Ltd that the underwriters have the option to purchase from the selling shareholders in this amendment to the Registration Statement on F-1 (File No. 333-278515) (the “Registration Statement”).

(2)

Includes 6,600,000 shares of ordinary shares, par value $0.01 per share, of Viking Holdings Ltd that the underwriters had the option to purchase from the selling shareholders in a prior amendment to the Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	Previously estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.